Exhibit 4.2

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

FORM OF AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

Dated as of July [●], 2015

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TABLE OF CONTENTS

(continued)

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AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Amended and Restated Stockholders Agreement (this “Agreement”) of Ollie’s Bargain Outlet Holdings, Inc. (formerly known as Bargain Holdings, Inc.) (the “Company”) is entered into as of July [●], 2015, by and among (i) the Company, (ii) the CCMP Stockholders (as hereinafter defined), and (iii) the Butler Stockholders (as hereinafter defined), for and on behalf of itself and the Management Stockholders (as hereinafter defined).

WHEREAS, certain capitalized terms used but not otherwise defined herein shall have the respective meanings set forth opposite such terms in Section 1.2 hereof.

WHEREAS, the Company, the CCMP Stockholders, the Butler Stockholders and the Management Stockholders previously entered into that certain Stockholders Agreement of the Company, dated as of September 28, 2012, as amended by a letter agreement dated as of February 27, 2013 and an amendment agreement, dated as of February 11, 2015 (collectively, the “Prior Agreement”);

WHEREAS, immediately prior to the effectiveness of this Agreement, the Company has filed with the SEC (as hereinafter defined) a registration statement on Form S-1 under the 1933 Act (as hereinafter defined) to effect an initial public offering of the Company’s shares of Common Stock (as hereinafter defined) (the “IPO”); and

WHEREAS, in connection with the IPO and in accordance with Section 4.4 of the Prior Agreement, the Company, the CCMP Stockholders, the Butler Stockholders and Mark Butler (for and on behalf of the Management Stockholders in his capacity as agent, proxy and attorney-in-fact for the Management Stockholders, pursuant to his authority under Section 4.2 of the Prior Agreement), desire to amend and restate the Prior Agreement, in its entirety and enter into this Agreement for the purpose of regulating certain relationships of the Stockholders with regard to the Company following the IPO.

NOW, THEREFORE, in consideration of the above premises and the representations, warranties, covenants, conditions and other mutual agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Article I:

(a) The words “hereof,” “herein,” “hereunder” and words of similar import shall, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b) The word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter;

(c) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1 (or in the case of January 29, 30 or 31, the following month shall be March 1).

(d) References to Sections and Articles refer to Sections and Articles of this Agreement;

(e) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;

(f) The masculine, feminine and neuter genders shall each include the others; and

(g) All actions to be taken by the Company pursuant to this Agreement will be taken by and with the approval of the Board.

1.2 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, or any successor act.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor act.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and

“under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that for purposes of this Agreement the Company and its Subsidiaries shall not be an Affiliate of any Stockholder or of any Stockholder’s Affiliates.

“Affiliated Persons” shall have the meaning set forth in Section 4.5(b).

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Associate” (i) when used to indicate a relationship with any Person shall mean, (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, and (c) any relative of such Person who has the same home as such Person, is a parent, sibling, spouse, in-law, child or grandchild of such Person, or the spouse of any of them, or (ii) when used to indicate a relationship with the Company, shall also mean a director or officer of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries shall be deemed an Associate of any Stockholder.

“Board” shall mean the board of directors of the Company as the same shall be constituted from time to time.

“Butler Stockholders” shall mean (i) Mark Butler, (ii) the Mark L. Butler 2012 Delaware Dynasty Trust, or (iii) any of their respective Permitted Transferees (other than the Company), as evidenced by an executed counterpart of, or Joinder to, this Agreement, in either case, indicating that such Permitted Transferee will be a Butler Stockholder.

“CCMP Consent” shall mean the consent of the CCMP Stockholders holding a majority of the Shares held by the CCMP Stockholders.

“CCMP Representative” shall mean any director of the Company or any of its Subsidiaries who is either (x) an officer or employee of CCMP Capital Advisors, LLC or (y) serving as a director of the Company or any of its Subsidiaries at the written request of the CCMP Stockholders.

“CCMP Stockholders” shall mean (i) CCMP Capital Investors II, L.P. and CCMP Capital Investors (Cayman) II, L.P., and (ii) their Permitted Transferees (other than the Company), as evidenced by an executed counterpart of, or Joinder to, this Agreement, in either case, indicating that such Permitted Transferee will be a CCMP Stockholder.

“Closing Date” shall mean August 27, 2012.

“Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share, the Company’s Non-Voting Common Stock, par value $0.001 per share, and any other class of common stock that the Company may be authorized to issue from time to time, any other securities of the Company into which such Common Stock or Non-Voting Common Stock may hereafter be exchanged or for which such Common Stock or Non-Voting Common Stock may be exchanged (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company and which has ordinary voting power for the election of directors of the Company.

“Common Stock Equivalents” shall mean all shares of Common Stock (i) owned by and fully vested in any Stockholder, (ii) issuable upon exercise of Options (solely to the extent such Options, on or prior to the time the determination of Common Stock Equivalents is made, are fully vested), (iii) issuable upon exercise of any warrant (solely to the extent such warrant, on or prior to the time the determination of Common Stock Equivalents is made, is fully vested), or (iv) issuable upon conversion of any other debt or equity security that is convertible into Common Stock (solely to the extent such security, on or prior to the time of the determination of Common Stock Equivalents is made, is readily convertible).

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Register” shall mean the register of the Company held and maintained at the Company’s principal offices and updated from time to time by the Company to reflect the current holdings of Shares by each Stockholder and the address of each such Stockholder.

“Covered Person” shall have the meaning set forth in Section 4.14(d).

“Demand Registration” shall have the meaning set forth in Section 3.2(a).

“Demanding Holders” shall have the meaning set forth in Section 3.2(a).

“Form S-3” shall have the meaning set forth in Section 3.7(a).

“Fully-Diluted Shares” shall mean all shares of Common Stock (i) outstanding, (ii) issuable upon exercise of options, (iii) issuable upon exercise of options reserved for issuance under any Incentive Plan, (iv) issuable upon exercise of any warrant, or (v) issuable upon conversion of any other debt or equity security that is convertible into Common Stock.

“Holder” or “Holders” shall have the meaning set forth in Section 3.1.

“Incentive Plan” shall mean (i) the Bargain Holdings, Inc. 2012 Equity Incentive Plan, (ii) the Ollie’s Bargain Outlet Holdings, Inc. 2015 Equity Incentive Plan, and (ii) any other incentive plan adopted by the Company as of the date hereof. A reference to the “Incentive Plan” shall be construed to include a reference to any award agreement made pursuant to the foregoing plans.

“Indemnitee” shall have the meaning set forth in Section 4.14(a).

“Inspector” shall have the meaning set forth in Section 3.4(j).

“IPO” shall have the meaning set forth in the Recitals.

“Joinder” shall mean, with respect to any Person, a joinder, duly authorized, executed and delivered by such Person, obligating such Person to be bound by all covenants, agreements, restrictions and other terms and provisions of this Agreement, in form and substance substantially as attached hereto as Exhibit A.

“Management Stockholders” shall mean (i) those Persons listed as the Management Stockholders on the Company Register from time to time, designated by the Board as such, subject to the terms of this Agreement), each of whom has executed a subscription agreement with the Company, (ii) upon the vesting and exercise of any Options, the holders of such Options, provided that such holders shall have first executed a counterpart of, or Joinder to, this Agreement agreeing to be bound by all terms hereof as a Management Stockholder and (iii) the Permitted Transferees (other than the Company) of any Management Stockholder, as evidenced by an executed counterpart of, or Joinder to, this Agreement agreeing to be bound by all terms hereof as a Management Stockholder.

“Material Transaction” shall mean any material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, tender offer or any other transaction that would require disclosure pursuant to the 1934 Act, and with respect to which the Board reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such Subsidiary’s ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

“Non-Party” shall have the meaning set forth in Section 4.5(b).

“Non-Requesting Party” shall have the meaning set forth in Section 3.7(b).

“Non-Underwritten Shelf Take-Down” shall have the meaning set forth in Section 3.7(c).

“OFAC” shall have the meaning set forth on Exhibit C.

“Options” shall mean the options granted to certain service providers under any Incentive Plan to purchase shares of Common Stock on the terms set forth therein and in the certificates and agreements issued pursuant thereto.

“Other Shares” shall mean, at any time, those shares of Common Stock which do not constitute Primary Shares or Registrable Shares hereunder.

“Party” shall have the meaning set forth in Section 4.5(b).

“Permitted Transfer” shall mean:

(i) a Transfer of Shares by any Stockholder who is a natural Person (or a trust for the benefit of a natural person) to (a) such Stockholder’s spouse, children (including legally adopted children and stepchildren), spouses of children, grandchildren, spouses of grandchildren, parents or siblings; (b) a trust for the benefit of the Stockholder and/or any of the Persons described in clause (a); or (c) a corporation, limited partnership or limited liability company whose sole shareholders, partners or members, as the case may be, are the Stockholder and/or any of the Persons described in clause (a) or clause (b); provided, that in either of clauses (a) or (c), the Stockholder Transferring such Shares retains exclusive power to exercise all rights under this Agreement and retains a proxy to vote the Shares they have Transferred; and provided, further, that in the case of clause (b), the trustee executes a counterpart of, or Joinder to, this Agreement on behalf of such trust agreeing to bind such trust by all terms hereof in the same capacity as the Transferring Stockholder;

(ii) a Transfer of Shares by any Stockholder to the Company (including, without limitation, any pledge of Shares to the Company);

(iii) a Transfer of Shares by a Stockholder upon death or incapacity to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s legal representatives, heirs or legatees (whether or not such recipients are a spouse, children, spouses of children, grandchildren, spouses of grandchildren, parents or siblings of such Stockholder); or

(iv) a Transfer of Shares by a CCMP Stockholder to any Affiliate of CCMP Capital Advisors, LLC or any of the employees, partners, members or Affiliates of such CCMP Stockholder or any such Affiliate.

provided, however, that Options may only be transferred in accordance with the terms of the applicable Incentive Plan and applicable award agreements; and, provided, further, that no Permitted Transfer shall be effective unless and until the transferee of the Shares so transferred complies with Section 4.12 including without limitation, executing and delivering to the Company a counterpart of, or Joinder to, this Agreement and agreeing to be bound hereunder in the same manner and to the same extent as the Stockholder from whom the Shares were transferred. Except in the case of a Permitted Transfer pursuant to clause (ii) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Shares so transferred shall be deemed for all purposes a CCMP Stockholder, Butler Stockholder or Management Stockholder, as applicable, in accordance with Section 4.13. On subsequent transfers by a Permitted Transferee (unless the Permitted Transferee is the Company or a CCMP

Stockholder), the determination of whether the transferee is a Permitted Transferee shall be determined by reference to the Stockholder who was an original party to this Agreement, not by reference to the transferring Permitted Transferee in such subsequent transfer. No Permitted Transfer shall conflict with or result in any violation of a judgment, order, decree, statute, law, ordinance, rule or regulation.

“Permitted Transferee” shall mean any Person who shall have acquired and who shall hold Shares pursuant to a Permitted Transfer.

“Person” shall be construed broadly and include any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

“Primary Shares” shall mean, at any time, authorized but unissued shares of Common Stock.

“Proprietary Information” shall have the meaning set forth in Article 2.

“Prospectus” means the prospectus included or deemed to be included in a Registration Statement, whether preliminary or final and including any amendment or prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Public Offering” shall mean the completion of a sale of Common Stock pursuant to a registration statement which has become effective under the 1933 Act (excluding registration statements on Form S-4, S-8 or similar limited purpose forms), in which the Common Stock shall be listed and traded on a national exchange or on the NASDAQ National Market System.

“Records” shall have the meaning set forth in Section 3.4(j).

“Registrable Securities” shall mean (i) all shares of Common Stock held by any Holder whether now owned or hereafter acquired and (ii) all Common Stock issued or issuable with respect to any Common Stock Equivalents. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement (other than a registration statement on Form S-8) with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement, (b) a registration statement on Form S-8 with respect to such securities shall have become effective under the 1933 Act or (c) such securities shall have become eligible to be sold under Rule 144 (or any successor provision) under the 1933 Act in a single transaction without timing or volume limitations and such securities may be resold by the Holder thereof without registration under the 1933 Act.

“Registration Statement” means any registration statement of the Company filed pursuant to the Securities Act that covers an offering of any Registrable Shares, and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Requesting Party” shall have the meaning set forth in Section 3.7(b).

“Renounced Business Opportunity” shall have the meaning set forth in Section 4.14(g).

“Requesting Party” shall have the meaning set forth in Section 3.7(c).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” means “securities” as defined in Section 2(1) of the 1933 Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any Options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Shares” shall mean shares of Common Stock held by Stockholders from time to time.

“Shelf Registration” shall have the meaning set forth in Section 3.7(a).

“Stockholders” shall mean, collectively, the CCMP Stockholders, the Butler Stockholders and the Management Stockholders.

“Subsidiary” with respect to any entity (the “parent”) shall mean any corporation, limited liability company, company, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity, membership interest or beneficial interest, on a consolidated basis, or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity, membership interest or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

“Suspension Period” shall have the meaning set forth in Section 3.13.

“Theory of Liability” shall have the meaning set forth in Section 4.5(b).

“Transfer” shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Shares or Options.

“Underwritten Shelf Take-Down” shall have the meaning set forth in Section 3.7(b).

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the 1933 Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its Securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the 1933 Act.

ARTICLE 2

CONFIDENTIALITY

Each Stockholder shall maintain the confidentiality of any confidential and proprietary information of the Company (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except (i) for any Proprietary Information that is publicly available (other than as a result of dissemination by such Stockholder or its Affiliates or Representatives) or a matter of public knowledge generally, (ii) if the release of such Proprietary Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law to be disclosed, following delivery of prior written notice to the Company (to the extent permitted under applicable law), or (iii) for Proprietary Information that was known to such Stockholder (excluding the Butler Stockholders or any Management Stockholder or any of their Permitted Transferees) prior to its disclosure to such Stockholder by the Company on a non-confidential basis, without, to such Stockholders’ knowledge, breach of any third party’s confidentiality obligations. For purposes of the preceding sentence, such Stockholder may, without liability hereunder, disclose that portion of such Proprietary Information that such Stockholder reasonably concludes in good faith, after consulting with such Stockholder’s legal counsel, is reasonably necessary to avoid committing a violation of law or regulatory or judicial process; provided, that such Stockholder must exercise reasonable efforts to preserve the confidentiality of such Proprietary Information, including, by cooperating with the Company’s or its Subsidiary’s reasonable efforts to obtain an appropriate protective order or other assurance that confidential treatment will be accorded to such Proprietary Information. A Stockholder may disclose Confidential Information to its Representatives who need to know such Confidential Information to assist such Stockholder. Each Stockholder agrees to cause its Representatives who have received Proprietary Information to comply with this Article 2 as if such Representative was a Stockholder. Each Stockholder will be liable for a breach of this Article 2 by its Representatives. Notwithstanding the foregoing, Proprietary Information may be disclosed to bona-fide prospective purchasers who propose to acquire Shares from a Stockholder and to whom such Shares may be transferred without violating this Agreement; provided, that such Stockholder require that any transferee of Proprietary Information keep such Proprietary Information confidential, consistent with the terms of this Section 2.1, and that such Stockholder shall remain liable for a breach of the terms of this Section 2.1 by the recipient of such Proprietary Information. Notwithstanding the foregoing, nothing in this Section 2.1 shall in any way limit the CCMP Stockholders or their respective Affiliates from disclosing

Proprietary Information (i) in connection with financial or operating reports made available to the limited partners, investors, managers, members, representatives and advisors of the CCMP Stockholders; (ii) in compliance with the terms of the limited partnership or other organizational documents of the CCMP Stockholders; (iii) in connection with the marketing of investment funds managed or advised, directly or indirectly, by the CCMP Stockholders or their respective Affiliates; or (iv) to any governmental authority or self-regulatory organization that has jurisdiction over the CCMP Stockholders or their respective Affiliates or in any filings or applications made by the CCMP Stockholders or their respective Affiliates to such governmental authority or self-regulatory organization. In furtherance of the foregoing, each Stockholder that is not a CCMP Stockholder acknowledges that any Proprietary Information furnished to such Stockholder or any Permitted Transferee or Representative of such Stockholder by or on behalf of the Company or its Subsidiaries is the sole and exclusive property of the Company and its Subsidiaries, and each Stockholder and each Permitted Transferee or Representative of such Stockholder shall hold such Proprietary Information in strict confidence, shall not disclose it to any unauthorized Person, and shall not use such Proprietary Information for his, her or its own purpose. Notwithstanding the foregoing, any Stockholder (or any of such Stockholder’s Affiliates or Representatives) who serves (x) the Company in a fiduciary capacity (e.g., as a director, officer or agent) or (y) as an advisor to the Company, may in good faith use or disclose Proprietary Information to the extent consistent with such Stockholder’s (or Affiliate’s or Representative’s) fiduciary duties or contractual obligations to the Company.

ARTICLE 3

REGISTRATION RIGHTS

3.1 General. For purposes of Article III: (a) the terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act and the declaration or ordering of effectiveness of such registration statement by the SEC; (b) the term “Holder” means any CCMP Stockholder, Butler Stockholder or Management Stockholder holding Registrable Securities; and (c) the shares of Common Stock issuable upon the exercise of vested Options shall be deemed to be outstanding and held by the holders of such vested Options.

3.2 Demand Registration.

(a) Subject to paragraph (b) hereof, any time after the Company’s IPO, certain Stockholders, as set forth below, may request in writing (specifying that such request is being made pursuant to this Section 3.2) that the Company file a registration statement under the 1933 Act, or a similar document pursuant to any other statute then in effect corresponding to the 1933 Act (a “Demand Registration”). Each of (A) the CCMP Stockholders, and (B) the Butler Stockholders shall have the right to request an unlimited number of Demand Registrations and any Management Stockholder holding between five percent (5%) and fifteen percent (15%) of the Company’s then-issued and outstanding Shares will be entitled to request one (1) Demand Registration (collectively, the “Demanding Holders”).

(b) Notwithstanding anything contained in this Section 3.2 to the contrary, the Company shall not be obligated to effect any registration under the 1933 Act except in accordance with the following provisions:

(i) No Demanding Holder may request more than two (2) Demand Registrations in any one hundred eighty (180)-day period and in no event shall the Company be required to effect more than four (4) Demand Registrations in any twelve (12) month period; provided, however, if the Demanding Holders are unable to sell at least a majority of the Registrable Securities to be included in any registration pursuant to Section 3.2(a) as a result of an underwriter’s cutback pursuant to Section 3.2(b)(iii), then such registration shall not count as a requested registration for purposes of this Section 3.2(b)(i).

(ii) The Company may delay the filing or effectiveness of any registration statement for a period of up to ninety (90) days after the date of a request for registration pursuant to Section 3.2 if at the time of such request (A) the Company is engaged, or has fixed plans to engage within ninety (90) days of the time of such request, in a firm commitment underwritten Public Offering of Primary Shares in which the holders of Registrable Shares have been or will be permitted to include all the Registrable Shares so requested to be registered pursuant to Section 3.3; (B) the Board reasonably determines that such registration and offering would interfere with any Material Transaction involving the Company; or (C) within the last forty-five (45) days the Company has completed a firm commitment underwritten Public Offering of Primary Shares in which the holders of Registrable Shares have been permitted to include Registrable Shares; provided, however, that the Company shall only be entitled to invoke its rights under this Section 3.2(b)(ii) one (1) time with respect to a request made pursuant to Section 3.2(a) by each Demanding Holder during any twelve (12) month period without CCMP Consent;

(iii) With respect to any proposed registration pursuant to this Section 3.2, (X) the Company shall give prompt notice of such proposed registration to each Stockholder and shall offer to and shall include in such proposed registration any Registrable Securities requested to be included in such proposed registration by each Stockholder, provided that such Stockholder responds in writing to the Company’s notice within fifteen (15) days after delivery by the Company of such notice (which response shall specify the number of Registrable Securities such Stockholder is requesting to include in such registration) and (Y) the Company may include in such registration any Primary Shares; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Securities and/or Primary Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Securities proposed to be included in such registration, then the number of Registrable Securities and/or Primary Shares proposed to be included in such registration shall be included in the following order:

(A) first, the Registrable Securities owned by the Stockholders (including those requesting registration pursuant to Section 3.2 and Section 3.3), pro rata based upon the number of Registrable Securities owned by the Stockholders; provided, that if the managing underwriter advises the Company that the inclusion of all Registrable Securities proposed to be included in such registration would materially adversely affect the offering and sale (including pricing) of all such Securities, then the number of Registrable Securities to be included in such registration shall be allocated among the Stockholders on a pro rata basis in accordance with the number of Registrable Securities owned by the Stockholder who has requested inclusion; and

(B) second, the Primary Shares.

provided, that at the election of the Company, (i) any registration pursuant to this Section 3.2 may be converted into a registration pursuant to Section 3.3 (in which event, such registration shall not be deemed to be a registration requested under Section 3.2(a) or count against the limitations on such registration requests set forth in this Section 3.2(b)) or (ii) with the consent of the Demanding Holders, the Primary Shares may be set at the same priority level as the Registrable Securities thereby being cutback on a pro rata basis based upon the number of Registrable Securities and Primary Shares requested to be included in such registration statement by the Stockholders and the Company.

(iv) The Company shall not be obligated to effect any registration under the 1933 Act requested by any Stockholder if the anticipated gross offering price of all Registrable Securities to be included therein would be less than $10,000,000.

(c) If the Holders of Registrable Securities requesting to be included in a registration pursuant to Section 3.2(a) so elect, the offering of such Registrable Securities pursuant to such registration shall be in the form of an underwritten Public Offering.

(d) At any time before the registration statement covering such Registrable Securities becomes effective, the Demanding Holders may request the Company to withdraw or not to file the registration statement. In that event, unless such request of withdrawal was caused by, or made in response to, (i) a material adverse effect or a similar event related to the business, properties, condition, or operations of the Company not known (without imputing the knowledge of any other Person to such holders) by the Demanding Holders at the time their request was made, or other material facts not known to such Demanding Holders at the time their request was made, or (ii) a material adverse change in the financial markets, the Demanding Holders shall be deemed to have used one of their registration rights under Section 3.2(a); provided, however, that such withdrawn registration shall not count as a requested registration pursuant to Section 3.2(a) for purposes of Section 3.2(b)(i) above if the Company shall have been reimbursed (in the absence of any agreement to the contrary, pro rata by the Demanding Holders) for all out-of-pocket expenses incurred by the Company in connection with such withdrawn registration.

(e) If, after it has become effective, (i) such registration statement has not been kept continuously effective for a period of at least 180 days (or such shorter period which will terminate when all the Registrable Securities covered by such registration statement have been sold pursuant thereto), (ii) such registration requested pursuant to Section 3.2(a) becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, or (iii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived, other than by reason of some act or omission by the Demanding Holders, such registration shall not count as a requested registration pursuant to Section 3.2(a).

(f) If, on or after the receipt by the Company of a request for registration of a Public Offering pursuant to Section 3.2, the proposed managing underwriter (or underwriters) of such offering reasonably believes that the number of shares to be registered is less than the minimum number necessary for the success of such offering, the Company will promptly prepare and submit to the Board, use its best efforts to cause to be adopted by the Board and Stockholders, and, if so adopted, file and cause to become effective, an amendment to its certificate of incorporation so as to cause each Share to be converted into such number of new shares so that the number of shares of Registrable Securities to be registered is equal to the minimum number which such managing underwriter (or underwriters) reasonably believes is necessary for the success of such offering. Each Stockholder and such Stockholder’s Permitted Transferees, shall vote the Shares held by such Stockholder or Permitted Transferee in favor of adopting such amendment.

3.3 Piggyback Registration.

(a) If, at any time, the Company determines to register any of its Primary Shares under the 1933 Act in connection with a Public Offering of such securities, other than its IPO, on a form that would also permit the registration of any of the Registrable Securities, the Company shall, at each such time, promptly give each Holder written notice of such determination. Upon the written request of any Holder received by the Company within fifteen (15) days after the giving of any such notice by the Company, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities of such Holder that each Holder has requested be registered. If the total amount of Registrable Securities that are to be included by the Company for its own account and at the request of Holders exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which in the opinion of such underwriters can be sold, in the following order:

(i) first, Primary Shares; and

(ii) then the Registrable Securities requested to be included by the Holders, pro rata, based on the number of Registrable Securities owned by each of them which each of them requests be included in such registration; provided, however, that if any underwriter who is not an Affiliate or Associate of any Holder, in good faith requests for the success of the offering, that the number of Registrable Securities to be sold by any Holder or the Company be apportioned or excluded, such number or Registrable Securities of such Holder or the Company shall be reduced or not included to the extent so requested by said underwriter.

(b) Notwithstanding anything to the contrary, Section 3.2 and this Section 3.3 shall not apply to an Underwritten Shelf Take-Down effected under Section 3.7(b) or a Non-Underwritten Shelf Take-Down effected under Section 3.7(c).

3.4 Obligations of the Company. Whenever required under Sections 3.2, 3.3, or Section 3.7 to use its best efforts to effect the registration of any Registrable Securities, the Company shall:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities, and use its best efforts to cause such registration statement to become and remain effective;

(b) as expeditiously as reasonably possible, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(c) as expeditiously as reasonably possible, furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with requirements of the 1933 Act, and such other documents they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) as expeditiously as reasonably possible, use its best efforts to register and qualify the securities covered by such registration statement under the securities or Blue Sky laws of such jurisdictions as shall be reasonably necessary for the distribution of the securities covered by the registration statement; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business where it is not already so qualified or to file a general consent to service of process in any such jurisdiction where it is not then so subject; provided, further, that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the registration or qualification of the securities in that jurisdiction be borne by selling stockholders, then such expenses shall be payable by selling stockholders pro rata, to the extent required by such jurisdiction;

(e) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with, or approved by, such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(f) notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller or Holder, promptly prepare and file with the SEC and furnish to such seller or Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, that, each Holder agrees that it shall not sell any Registrable Securities covered by such a registration statement upon receipt of notice from the Company until receipt of notice that such statement or omission has been corrected;

(g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and will furnish to each seller at least two (2) business days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any amendment or supplement thereof to which any such seller shall have reasonably objected, except to the extent required by law, on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules or regulations thereunder;

(h) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(i) use its best efforts to list all Registrable Securities covered by such registration statement on a securities exchange on which any class of Registrable Securities is then listed;

(j) make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a registration statement, and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its Subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Inspector’s judgment based upon the advice of counsel, to avoid or correct a misstatement or omission in such registration statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(k) if such sale is pursuant to an underwritten offering, if reasonably requested (i) obtain “comfort letters” dated the effective date of the registration statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort letters”, and (ii) direct its executive officers and other employees to participate in any road show;

(l) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, an opinion, dated as of such effective date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

(m) comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;

(n) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority or any other applicable securities regulator; and

(o) take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

3.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any act pursuant to this Article III that each Holder selling Registrable Securities shall furnish to the Company such information regarding such Holder, the Registrable

Securities held by such Holder and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with any actions to be taken by the Company.

3.6 Expenses of Registration. All fees and expenses incurred in connection with the registration and disposition of Registrable Securities pursuant to Article III (excluding underwriters’ discounts and commissions, which shall be borne and paid by each of the sellers of the Registrable Securities being sold pro rata in proportion to the number of Registrable Securities registered by such seller), including without limitation all filing, registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company (which counsel shall be reasonably satisfactory to the holders of a majority of the Registrable Securities then being registered), and the reasonable fees and disbursements of one counsel, plus any appropriate local or special counsel, for the selling Holders (which counsel shall be selected by the Holders which own a majority of the Registrable Securities being sold under the applicable registration) shall be borne by the Company; provided, however, that all such expenses in connection with any amendment or supplement to a registration statement or prospectus filed more than nine (9) months after the effective date of such registration statement because any Holder of Registrable Securities has not effected the disposition of the securities requested to be registered shall be paid by such Holder; provided, further, however, that Holders initiating a demand may withdraw any request made pursuant to Section 3.2, in which event such withdrawn request shall be deemed for all purposes herein not to have been made.

3.7 Registration on Form S-3 or Form S-3ASR.

(a) This Section 3.7 shall apply if the Company (i) is eligible to file a registration statement on Form S-3 or any other successor form or form which permits incorporation of substantial information by reference to other documents filed by the Company with the Commission, regardless of its designation (“Form S-3”) or (ii) is a Well-Known Seasoned Issuer eligible to file a registration statement on Form S-3ASR, or any other successor form (each, a “Shelf Registration”).

(b) The Company shall (i) promptly use its best efforts to effect such registration on Form S-3 or Form S-3ASR, as applicable, providing for an offering to be made on a continuous basis pursuant to Rule 415 under the 1933 Act relating to the offer and sale, from time to time, of the Registrable Shares that the Company has been so requested to register by one or more CCMP Stockholders or Butler Stockholders (it being understood for the avoidance of doubt that in connection with any such Shelf Registration, the Company shall register all Registrable Shares of the CCMP Stockholders and the Butler Stockholders, as they may request), provided, that the Company may elect to file such Form S-3ASR at such time as is immediately prior to any Underwritten Shelf Takedown or Non-Underwritten Shelf Takedown as described below, and (ii) use its best efforts to keep the Shelf Registration continuously effective under the 1933 Act (including filing a replacement registration statement upon expiration of a Form S-3 or Form S-3ASR) in order to permit the Prospectus forming a part thereof to be usable by the CCMP Stockholders and the Butler Stockholders until the date as of which all Registrable Shares so registered have been sold pursuant to the Shelf Registration or another registration statement is filed under the 1933 Act (but in no event prior to the applicable period referred to in Section 4(3) of the 1933 Act and Rule 174 thereunder). In connection with any proposed Underwritten Offering of Registrable Shares by any of the CCMP Stockholders or the Butler Stockholders (such requesting party, the “Requesting Party”, and any such party that is not the Requesting Party, the “Non-Requesting Party”), that is not pursuant to a demand registration under Section 3.2 and with respect to which a Shelf Registration is expressly being utilized to effect such resale (an “Underwritten Shelf Take-Down”) pursuant to a Shelf Registration, the Company shall give prompt notice to any Non-Requesting Party that has Registrable Shares registered pursuant to the Shelf Registration of the receipt of a request from the Requesting Party of a proposed Underwritten Shelf Take-Down under and pursuant to the Shelf Registration and, notwithstanding anything to the contrary contained herein, will provide the Non-Requesting Party a period of five (5) calendar days to participate in such Underwritten Shelf Take-Down, subject to the terms negotiated by and applicable to the Requesting Party and subject to “cutback” limitations set forth in Section 3.2, as if the subject Underwritten Shelf Take-Down was being effected pursuant to a demand registration thereunder.

(c) If any of the CCMP Stockholders desires to effect a shelf take-down under and pursuant to the Shelf Registration that does not constitute an Underwritten Shelf Take-Down (“Non-Underwritten Shelf Take-Down”), such CCMP Stockholder(s) shall so indicate in a written request delivered to the Company no later than two (2) business days prior to the expected date of such Non-Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Shares expected to be offered and sold in such Non-Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing of such Non-Underwritten Shelf Take-Down) in connection with such Non-Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Shares to be sold in such Non-Underwritten Shelf Take-Down), and the Company shall file and use its commercially reasonable efforts to effect an amendment or supplement to its Shelf Registration for such purpose as soon as practicable.

(d) Notwithstanding anything to the contrary in this Article III, other than the CCMP Stockholders and the Butler Stockholders, no Stockholder shall have right to include in any proposed registration any Registrable Shares in connection with, or be entitled to participate with respect to, an Underwritten Offering effectuated by the CCMP Stockholders or the Butler Stockholders with respect to a Shelf Registration under this Section 3.7.

3.8 Underwriting Requirements. Each Holder selling Registrable Securities in any underwritten registration pursuant to Sections 3.2, 3.3 and 3.7 shall, as a condition for inclusion of such Registrable Securities in such underwritten registration, execute and deliver an underwriting agreement acceptable to (i) in the case of a registration pursuant to Section 3.3, the applicable underwriters and the Company, subject to CCMP Consent, (ii) in the case of a registration pursuant to Section 3.2, the applicable underwriters and the Holders who own a majority of the Registrable Securities to be included in such registration, subject to the consent of the Company (not to be unreasonably withheld), and (iii) in the case of a registration pursuant to Section 3.7, the applicable underwriters and the Requesting Party, subject to the consent of the Company (not to be unreasonably withheld). Such underwriters shall be selected by (1) the Company, subject to CCMP Consent, in the case of a registration pursuant to Section 3.3, (2) the Holders of a majority in interest of the Registrable Securities to be included in such registration, in the case of a registration pursuant to Section 3.2 (provided, that the underwriter selected by such Holders shall be reasonably acceptable to the Company), and (3) the Requesting Party, in the case of a registration pursuant to Section 3.7 (provided, that the underwriter selected by the Requesting Party shall be reasonably acceptable to the Company). Notwithstanding the foregoing, each participating Holder shall take all action reasonably necessary with respect to executing such underwriting agreement; provided, however, that the liability of each participating Holder pursuant to such underwriting agreement shall not exceed the net proceeds received by such participating Holder from the Public Offering (after deduction of all underwriters’ discounts and commissions); provided, further, that each participating Holder shall only be required to make such representations and warranties as are customary for an underwriting agreement and no more onerous than the corresponding representations and warranties being made by the CCMP Stockholders.

3.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Article III:

(a) To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder (which term, for purposes of this Section 3.9, shall include each Stockholder and shall also include the directors, officers, partners, members, trustees, equity holders, advisors and employees of such Stockholders and their Affiliates) requesting or joining in a registration, any underwriter (as defined in the 1933 Act) for a registration, and each Person, if any, who controls such Holder or such underwriter within the meaning of the 1933 Act, against any and all losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, to which any such Holder, underwriter or Person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on any untrue or alleged untrue statement of any material fact contained or incorporated by reference in a registration statement relating to a registration pursuant to this Article III, including any preliminary prospectus, free writing prospectus, or final prospectus contained therein, or any related summary prospectus, or any amendments or supplements thereto, or any document incorporated by reference therein, or other disclosure document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of or are based upon any violation or alleged violation by the Company or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or its Subsidiaries and relating to action or inaction required of, taken by or omitted to be taken by the Company in connection with any such registration or disclosure document, and will reimburse each such Holder, underwriter or control Person for any and all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to any Holder, underwriter or control Person for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon an untrue statement or omission made in connection with such registration statement, preliminary prospectus, free writing prospectus, final prospectus, summary prospectus, or any amendments or supplements thereto, incorporated document or other disclosure document in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or control Person; provided, further, the Company shall not be liable to any underwriter to the extent that any such losses, claims, damages or liabilities (including any legal or other expense incurred) arise out of or are based upon an untrue statement or omission made in a preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to the relevant Person at or prior to the confirmation of sale to such Person if such underwriter was under an obligation to deliver such final prospectus and failed to do so. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, underwriter or control Person and shall survive the Transfer of such securities by such Holder.

(b) To the fullest extent permitted by law, each Holder requesting or joining in a registration shall, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the 1933 Act, and each agent and any underwriter for the Company and any Person who controls any such agent or underwriter and each other Holder and any Person who controls such other Holder (within the meaning of the 1933 Act) against any and all losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened in respect thereto), joint or several, to which the Company or any such director, officer, control Person, agent, underwriter or other Holder may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon an untrue statement of any material fact contained or incorporated by reference in such registration statement, including any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any related summary prospectus, or any amendments or supplements thereto, or any document incorporated by reference therein, or other disclosure document or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in such registration statement, preliminary prospectus, final prospectus, free writing prospectus, summary prospectus, or any amendments or supplements thereto, incorporated document or other disclosure document in reliance upon and in conformity with written information furnished by such Holder (other than information furnished by such Holder on behalf of the Company in his or her capacity as an officer or director of the Company) expressly for use in connection with such registration; and such Holder will reimburse the Company and each such director, officer, control Person, agent, underwriter or other Holder for any and all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, the indemnity obligation of each such Holder hereunder together with any contributions pursuant to Section 3.9(d) shall be limited to and shall not exceed, in the aggregate, the net proceeds actually received by such Holder (after deduction of all underwriters’ discounts and commissions) upon a sale of Registrable Securities pursuant to a registration statement hereunder; provided, further, that the obligation to indemnify contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld, conditioned or delayed). Such obligation to indemnify shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, Holder, underwriter or control Person and shall survive the transfer of such securities by such Holder.

(c) Any Person seeking indemnification under this Section 3.9 will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure to give such notice will not affect the right to indemnification hereunder, unless and to the extent the indemnifying party is materially prejudiced by such failure) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party, and other indemnifying parties similarly situated, jointly to assume the defense of such claim with counsel reasonably satisfactory to the parties. In the event that the indemnifying parties cannot mutually agree as to the selection of counsel, each indemnifying party may retain separate counsel to act on its behalf and at its expense. The indemnified party shall in all events be entitled to participate in such defense at its expense through its own counsel. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will be obligated to pay the fees and expenses of counsel, but will not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel.

(d) If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs of this Section 3.9, then each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the applicable indemnifying party, on the one hand, and the applicable indemnified party, as the case may be, on the other hand, and also the relative fault of the applicable indemnifying party and the applicable indemnified party, as the case may be, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 3.9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the loss, claim, damage or liability referred to above in this Section 3.9(d) shall include any legal or other expenses reasonably incurred by such indemnified Person in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Any Holder’s indemnity and contribution obligations pursuant to Section 3.9(b) and this Section 3.9(d) shall not exceed, in the aggregate, such Holder’s net proceeds from the applicable offering.

3.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders and their Permitted Transferees the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to use its best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times subsequent to ninety (90) days after the effective date of the first registration statement covering a Public Offering filed by the Company;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(c) furnish to any Holder forthwith upon request a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Company), and of the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested in availing any Holder of any rule or regulation of the SEC permitting the selling of any such securities without registration.

3.11 No Inconsistent Agreements. The Company represents and warrants that it has not entered into, and covenants that it will not hereafter enter into, any agreement with respect to the registration of its securities that violates or conflicts with the rights granted to the Holders of Registrable Securities in this Agreement, without the prior written consent of the CCMP Stockholders and the Butler Stockholders.

3.12 Lock-up. In connection with the IPO or any Public Offering (including an Underwritten Shelf Take-Down), no officer, director or Stockholder may Transfer any Shares for a period beginning seven (7) days immediately preceding the date upon which the Company in good faith believes that the relevant registration statement shall become effective, and ending on the one hundred eightieth (180th) day (or, (x) in the case of a Public Offering that is not the IPO, the ninetieth (90th) day, and (y) at the discretion of the underwriter, such lesser period, subject to the last sentence of this Section 3.12) following the effectiveness of such registration statement with respect to such Public Offering without the prior written consent of the underwriters managing the offering (subject to the last sentence of this Section 3.12), and at the request of the underwriter, each such holder of Shares shall enter into an agreement to such effect with the underwriter, with such terms as the underwriter reasonably requests (including, with a CCMP Consent, a customary “booster shot” extending the applicable lock-up period if such extension is reasonably necessary to permit the underwriters to comply with applicable laws and regulations (including FINRA rules)); provided, however, that the provisions of this Section 3.12 shall not prohibit any Permitted Transfers so long as the Permitted Transferee agrees to be bound by the terms of this Agreement, including this Section 3.12. No Holder of Shares subject to this Section 3.12 shall be released from any obligation under this Section 3.12 or any other agreement, arrangement or understanding entered into pursuant to this Section 3.12 unless all other Holders of Shares subject to the same obligation are also released; provided, however, that a Holder may be permitted by the underwriter to Transfer a portion of its Shares during the period described above so long as all Holders are permitted to Transfer the same relative portion of each such Holder’s Shares.

3.13 Suspension. Notwithstanding anything in this Agreement to the contrary, the Company may (not more than once with respect to any registration) with CCMP Consent, by notice in writing to each holder of Registrable Securities to which a prospectus relates, require each such Holder to suspend, for up to ninety (90) days (the “Suspension Period”), the use of any prospectus included in a registration statement filed under this Article III if a Material Transaction exists that would require an amendment to such registration statement or supplement to such prospectus (including any such amendment or supplement made through incorporation by reference to a report filed under Section 13 of the 1934 Act). The period during which such prospectus must remain effective shall be extended by a period equal to the Suspension Period. The Company may (but shall not be obligated to) withdraw the effectiveness of any registration statement subject to this provision.

ARTICLE 4

MISCELLANEOUS

4.1 Remedies. The parties to this Agreement acknowledge and agree that the covenants of the Company and the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. In the event of a breach of any material provision of this Agreement, the aggrieved party will be entitled to institute and prosecute a proceeding to enforce specific performance of such provision, as well as to obtain damages for breach of this Agreement. Without limiting the foregoing, if any dispute arises concerning the Transfer of any of the Shares subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued in connection therewith (including, without limitation, restraining the Transfer of such Shares or rescinding any such Transfer). Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

4.2 Entire Agreement; Amendment; Waiver. This Agreement, together with the Exhibits hereto, set forth the entire understanding of the parties and supersede all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof and thereof. Any amendments, modifications, supplements, restatements to or waivers of, or the termination of, this Agreement shall require approval of the CCMP Stockholders; provided, that (a) any such amendment, modification, supplement, restatement, waiver or termination which would have an adverse effect on the Butler Stockholders, if such adverse effect would be borne solely by the Butler Stockholders or would be borne disproportionately by the Butler Stockholders relative to the other Stockholders, shall require the written consent of the Butler Stockholders, and (b) any such amendment, modification, supplement, restatement, waiver or termination which would have an adverse effect on the Management Stockholders, if such adverse effect would be borne solely by the Management Stockholders or would be borne disproportionately by the Management Stockholders relative to the other Stockholders, shall require the written consent of Management Stockholders holding a majority of the Shares held by the Management Stockholders. Notwithstanding any provisions to the contrary contained herein, any party may waive any rights with respect to which such party is entitled to benefits under this Agreement. No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party against which enforcement of such waiver or consent is sought. Whether a change to the terms of this Agreement is adverse and disproportionate as to a given Stockholder shall be determined objectively considering solely the terms of the amendment and not any subjective situation of a particular Stockholder.

4.3 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

4.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given seven (7) days after mailing by certified mail, when delivered by hand, upon electronic confirmation of receipt by facsimile, or one (1) business day after sending by nationally reputable overnight delivery service, to the respective addresses of the parties set forth below:

(a) For notices and communications to the Company to:

Ollie’s Bargain Outlet Holdings, Inc.

6295 Allentown Boulevard – Suite A

Harrisburg, Pennsylvania 17112

Attention: Mark Butler and Robert Bertram

Facsimile: (717) 525-6883

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue, 26th Floor

New York, New York 10153

Attention: Harvey Eisenberg

Facsimile: (212) 310-8007

(b) for notices and communications to the CCMP Stockholders, to:

CCMP Capital Advisors, LLC

245 Park Avenue, 16th Floor

New York, New York 10167

Attention: Richard Zannino, Joe Scharfenberger and Official Notice Clerk

Facsimile: (212) 599-3481

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue, 26th Floor

New York, New York 10153

Attention: Harvey Eisenberg

Facsimile: (212) 310-8007

(c) for notices and communications to the Management Stockholders, to their respective addresses set forth on the Company Register, with a copy (which shall not constitute notice) to any counsel listed opposite such Stockholder’s name on the Company Register.

(d) for notices and communications to the Butler Stockholders, to the address set forth on the Company Register, with a copy (which shall not constitute notice) to:

Barley Snyder, LLP

126 East King Street

Lancaster, PA 17602

Attention: Paul G. Mattaini

Facsimile: (717) 291-4660

By notice complying with the foregoing provisions of this Section 4.4, each party shall have the right to change the mailing address, facsimile number or email address for future notices and communications to such party.

4.5 Binding Effect; Assignment; Non-Recourse.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors and assigns; provided, however, that no right or obligation under this Agreement may be assigned except as expressly provided herein (including in connection with a Transfer of Shares in accordance herewith), it being understood that the Company’s rights hereunder may be assigned by the Company to any corporation which is the surviving entity in a merger, consolidation or like event involving the Company. No such assignment shall relieve an assignor of its obligations hereunder.

(b) Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, by its acceptance hereof, each Stockholder acknowledges and agrees that all claims, obligations, liabilities, causes of action, or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement, including, without limitation, any representation or warranty made in, in connection with, or an as inducement to, this Agreement (each of such above-described legal or equitable theories or sources of liability, a “Theory of Liability”) may be made only against (and are expressly limited to) the parties expressly identified in the preamble to and signature page(s) of this Agreement as signatories hereto from time to time (each a “Party” and, collectively, the “Parties”). No Person who is not a Party (including, without limitation, (i) any past, present or future: director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative (collectively “Affiliated Persons”) of any Party, and (ii) any Affiliated Persons of such Affiliated Persons (the Persons in subclauses (i) and (ii), collectively “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation under any Theory of Liability.

(c) Without limiting the generality of the foregoing, to the maximum extent explicitly permitted or otherwise conceivable under applicable law, (i) each Party, releases and disclaims any and all liability or obligation under any Theory of Liability against all Non-Parties, including, without limitation, any Theory of Liability to avoid or disregard the entity form of any Party that is not a natural Person or otherwise impose any liability arising out of, relating to or in connection with a Theory of Liability on any Non-Parties, whether a Theory of Liability granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) each Party that is a natural Person (or the Permitted Transferee of a natural Person) hereby disclaims reliance upon any Non-Parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. This Section 4.5 shall survive the termination of this Agreement.

4.6 Governing Law. This Agreement (including, without limitation, the validity, construction, effect or performance hereof and any remedies hereunder or related hereto) and all claims or causes of action of any kind (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.7 Termination. Without affecting any other provision of this Agreement requiring termination of any rights in favor of any Stockholder or any transferee of Fully-Diluted Shares, the provisions of this Agreement (other than Section 2.7 (Confidentiality)) shall terminate as to such Stockholder or Transferee, when, pursuant to and in accordance with this Agreement, such Stockholder or transferee, as the case may be, no longer owns any Fully-Diluted Shares; provided, that the provisions of Section 2.7 (Confidentiality) shall terminate as to such Stockholder or Transferee, as the case may be, on the two-year anniversary of the date that such Stockholder or transferee, as the case may be, no longer owns any Fully-Diluted Shares.

4.8 Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

4.9 Action Necessary to Effectuate the Agreement. The parties hereto agree to take or cause to be taken all such corporate and other action as may be reasonably necessary to effect the intent and purposes of this Agreement.

4.10 Purchase for Investment. Each of the parties acknowledges that all of the Shares held by such party are being (or have been) acquired for investment and not with a view to the distribution thereof and that no transfer, hypothecation or assignment of Shares may be made except in compliance with applicable federal and state securities laws.

4.11 1933 Act Legends. All Shares shall bear all legends required by federal and state securities laws. In addition, each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

The Company shall instruct any transfer agent not to register the Transfer of any Shares until the conditions specified in the foregoing legend and this Agreement are satisfied; provided, that the requirement imposed by this Section 4.11 hereof shall cease and terminate as to any particular Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the 1933 Act, or (b) when such Shares have been registered pursuant to an effective registration statement under the 1933 Act or transferred pursuant to Rule 144. Whenever (x) such requirement shall cease and terminate as to any Shares or (y) such Shares shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in this Section 4.11.

4.12 Effectiveness of Transfers. No Stockholder may Transfer all or any of the Shares owned by such Stockholder (other than Shares acquired pursuant to an effective registration statement under the 1933 Act on file with the SEC) to any Person other than (A) a Permitted Transferee, (B) pursuant to the exercise of registration rights under Article III, or (C) following a Public Offering, pursuant to an exemption from registration under the 1933 Act (such as Rule 144). All Shares transferred by a Stockholder (other than pursuant to an effective registration statement under the 1933 Act or pursuant to a Rule 144 transaction) shall, except as otherwise expressly stated herein, be held by the transferee thereof subject to this Agreement. Such transferee shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of a Stockholder under this Agreement (as though such party had so agreed pursuant to Section 4.13) automatically and without requiring any further act by such transferee or by any parties to this Agreement. Without affecting the preceding two sentences, if such transferee is not a Stockholder on the date of such transfer, then such transferee, as a condition to such transfer, shall confirm such transferee’s obligations hereunder in accordance with Section 4.13.

4.13 Classifications Upon Permitted Transfers.

(a) Any Permitted Transferee who is not already a Stockholder acquiring Shares (other than in connection with a Public Offering or any on-market transaction), shall, on or before the Transfer or issuance to it of Shares, sign a counterpart of, or joinder to, this Agreement in form reasonably satisfactory to the Company and shall thereby become a party to this Agreement to be bound hereunder as (i) a CCMP Stockholder if such transferee satisfies the requirements of the definition of “CCMP Stockholder”, (ii) the Butler Stockholders if such transferee satisfies the requirements of the definition of “Butler Stockholders”, or (iii) a Management Stockholder if such transferee satisfies the requirements of the definition of “Management Stockholder”.

(b) For the avoidance of doubt, subject to compliance with all applicable restrictions on Transfer set forth in this Agreement, in the event that: (i) any CCMP Stockholder or its Permitted Transferee acquires Shares from any of the Company, the Butler Stockholders, and/or a Management Stockholder, in each case, such Shares shall be held by such CCMP Stockholder as a CCMP Stockholder and shall be bound by, and entitled to the benefits of, the provisions of this Agreement applicable to CCMP Stockholders, (ii) the Butler Stockholders or its Permitted Transferee acquires Shares from any of the Company, a CCMP Stockholder, and/or any Management Stockholder, in each case, such Shares shall be held by such Butler Stockholders as a Butler Stockholder and shall be bound by, and entitled to the benefits of, the provisions of this Agreement applicable to a Butler Stockholder, and (iii) any Management Stockholder or its Permitted Transferee acquires Shares from any of the Company, a CCMP Stockholder and/or a Butler Stockholder, in each case, such Shares shall be held by such Management Stockholder as a Management Stockholder and shall be bound by, and entitled to the benefits of, the provisions of this Agreement applicable to Management Stockholders.

4.14 Indemnification; Other Business Opportunities.

(a) Notwithstanding anything to the contrary in this Agreement, the Company shall not and shall cause its Subsidiaries not to, without CCMP Consent, amend, change or waive any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries if any such amendment, modification, supplement, restatement, waiver or termination would have an adverse effect on the indemnification rights of the directors of the Company or any of its Subsidiaries.

(b) Notwithstanding any provision of the certificate of incorporation, bylaws or other organizational document of the Company or any of its Subsidiaries, or contract to which the Company or any of its Subsidiaries is a party (including this Agreement), in each case, as may be in effect from time to time, to the contrary, the Company and each of its Subsidiaries acknowledges and agrees that (i) the Company and its Subsidiaries are, and shall at all times be, the indemnitors of first resort with respect to any and all matters for which advancement of expenses and indemnification are provided by the Company or its Subsidiaries to or on behalf of any CCMP Representative or any Covered Person related to a CCMP Stockholder (each such Person, an “Indemnitee”), (ii) the obligations of the Company and its Subsidiaries to each Indemnitee are primary, and any obligations of any CCMP Stockholder or any of its Affiliate to provide advancement of expenses or indemnification for any losses, claims, damages or liabilities incurred by any Indemnitee and for which the Company or any of its Subsidiaries has agreed (or is otherwise obligated) to indemnify Indemnitee are secondary, (iii) any Indemnitee may be required to seek advancement of expenses and/or indemnification from any other potential source of such advancement or indemnification (including from any CCMP Stockholder or its Affiliates) only if, and to the extent, that the Company and/or its Subsidiaries are legally and/or financially unable to advance expenses and/or indemnify, as the case may be, to or on behalf of such Indemnitee, and (iv) if any CCMP Stockholder or any of its Affiliates is obligated to pay, or pays, or causes to be paid for any reason, any expense, loss, claim, damage or liability which the Company or any of its Subsidiaries is otherwise obligated to pay to or on behalf of any Indemnitee, then (x) such CCMP Stockholder or its Affiliates, as applicable, shall be fully subrogated to and otherwise succeed to all rights of such Indemnitee with respect to such payment, including with respect to rights to claim such amounts from the Company or its Subsidiaries, as applicable; and (y) the Company and/or its Subsidiaries shall reimburse, indemnify and hold harmless the CCMP Stockholders and their Affiliates, as the case may be, for all such payments actually made by such Person on behalf of or for the benefit of any Indemnitee.

(c) The Company and each of its Subsidiaries hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each of its Affiliates not to exercise), any claims or rights that it or any of its Affiliates may now have or hereafter acquire against any CCMP Stockholder or Affiliate thereof that arise from or relate to the existence, payment, performance or enforcement obligations of the Company or such Subsidiary under this Agreement or under any indemnification obligation of the Company, such Subsidiary or their respective Affiliates to any Indemnitee, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, whether such right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any CCMP Stockholder or any Affiliate thereof, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.

(d) The Company shall defend, indemnify and hold each Stockholder, its Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each Person who controls any of them within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (the “Covered Persons”) harmless from and against any and all losses, claims, damages or liabilities sustained or suffered by any such Covered Person based upon, relating to, arising out of, or by reason of any third party or governmental claims relating to such Covered Person’s status as a holder of Common Stock Equivalents or controlling Person of the Company as a result of a direct or indirect interest in any Common Stock Equivalents (including, without limitation, any and all losses, claims, damages or liabilities under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any Common Stock Equivalents of the Company or to any fiduciary obligation owed with respect thereto).

(e) Any amendment or repeal of any indemnification provisions of this Section 4.14, or the certificate of incorporation or bylaws of the Company or any of its Subsidiaries shall not adversely affect any right or protection hereunder or thereunder of any Indemnitee or Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal (regardless of whether the proceeding relating to such act or omission, or any proceeding relating to such Indemnitee’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such Indemnitee’s or Covered Person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such Indemnitee or Covered Person, except with respect to any proceeding that relates to or arises from (and only to the extent such proceeding relates to or arises from) any act or omission of such Indemnitee or Covered Person occurring after the effective time of such amendment, repeal, modification, or adoption.

(f) The Company, each of its Subsidiaries, and each Stockholder recognizes that the CCMP Stockholders may be affiliated with private equity sponsors or other institutional investors and that they, their respective members, partners or investors, invest in, serve on the boards of directors and other governing boards of, serve as officers of, provide services to and have minority and controlling ownership interests in, existing and future operating companies. Except for the confidentiality obligations contained in Section 2.7 of this Agreement, nothing in this Agreement or the nature of the existing or any future relationship between any CCMP Stockholder, on the one hand, and the Company, its Subsidiaries or any Stockholder, on the other (whether such relationship is by reason of any CCMP Stockholder acting as a lender, owner of capital stock or warrants, landlord, service provider or otherwise), will prohibit any CCMP Stockholder from engaging in any activity or business opportunity whatsoever for its own account or will require any CCMP Stockholder to make any business opportunity available to the Company or its Subsidiaries, in each case, even if such activity or business opportunity competes with the business conducted by the Company or its Subsidiaries.

(g) The Company and each of its Subsidiaries hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any CCMP Stockholder participates or desires to participate and that involves any aspect related to the business conducted by the Company or its Subsidiaries, unless such business opportunity is expressly offered to a CCMP Representative in writing solely in his or her capacity as a director of the Company or any of its Subsidiaries (each such business opportunity, transaction or other matter, excluding those so excepted a “Renounced Business Opportunity”). No CCMP Stockholder shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any CCMP Stockholder may pursue any Renounced Business Opportunity solely for its own account.

4.15 Remedies.

(a) Each Stockholder shall have all rights and remedies reserved for such Stockholder pursuant to this Agreement and all rights and remedies which such Stockholder has been granted at any time under any other legally binding agreement or contract and all of the rights which such Stockholder has under any law or in equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or in equity.

(b) No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party’s rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(c) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

4.16 Costs and Expenses. Each party shall pay its own costs and expenses incurred in connection with this Agreement, and any and all other documents furnished pursuant hereto or in connection herewith.

4.17 Counterparts. This Agreement may be executed in two or more counterparts each of which when delivered (including via facsimile and e-mail portable document format (*.pdf) or similar electronic means) shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

4.18 Headings. All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

4.19 Third Party Beneficiaries. Except as provided in Section 3.9 and Section 4.5, and rights given to Affiliates of CCMP Stockholders, nothing in this Agreement is intended or shall be construed to entitle any Person other than the Company and the Stockholders to any claim, cause of action, right or remedy of any kind.

4.20 Consent to Jurisdiction. The Company and each of the Stockholders, by its, his or her execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise; provided, that any action to enforce a judicial award of a state or federal court in the State of Delaware pursuant to this Section 4.20 may be brought in any court of competent jurisdiction in any state or jurisdiction where the party against which enforcement is sought has operations or owns assets. The Company and each of the Stockholders hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.4 is reasonably calculated to give actual notice.

4.21 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.21 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.21 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.22 Spousal Consent. Each Stockholder that is a married natural Person and is or becomes domiciled in a community property state at any time the Stockholder continues to own Shares shall, to the extent not previously obtained and delivered to the Company, obtain and deliver to the Company the consent of such Stockholder’s spouse in the form of Exhibit B to evidence such spouse’s consent to be bound by the terms and conditions of this Agreement (and any applicable subscription agreement or individual award agreement to which such Stockholder is a party) as to their interest, whether as community property or otherwise, if any, in the Shares owned by such Stockholder.

4.23 Stockholder Representations. By signing this Agreement or any Joinder, each Stockholder that is not already signatory to a subscription agreement with the Company (as of the date such Stockholder becomes a Stockholder through signature hereto or delivery of a Joinder) makes the representations and warranties set forth on Exhibit C.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the stockholders of Ollie’s Bargain Outlet Holdings, Inc. has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

THE COMPANY:

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

By:
Name:
Title:

[AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF OLLIE’S BARGAIN OUTLET HOLDINGS, INC.]

CCMP STOCKHOLDERS:

CCMP CAPITAL INVESTORS II, L.P.

By:	CCMP CAPITAL ASSOCIATES, L.P.,
Its General Partner

By:	CCMP CAPITAL ASSOCIATES GP, LLC,
Its General Partner

By:
Name:
Title:

CCMP CAPITAL INVESTORS (CAYMAN) II, L.P.

By:	CCMP CAPITAL ASSOCIATES, L.P.,
Its General Partner

By:	CCMP CAPITAL ASSOCIATES GP, LLC,
Its General Partner

By:
Name:
Title:

[AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF OLLIE’S BARGAIN OUTLET HOLDINGS, INC.]

BUTLER STOCKHOLDERS:

Mark Butler

[AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF OLLIE’S BARGAIN OUTLET HOLDINGS, INC.]

MARK L. BUTLER 2012 DELAWARE DYNASTY TRUST

By: Wilmington Trust Company, a Delaware corporation, as Trustee

By:
Name:
Title:

[AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF OLLIE’S BARGAIN OUTLET HOLDINGS, INC.]

MANAGEMENT STOCKHOLDER:

By: Mark Butler, as attorney-in-fact, pursuant to
Section 4.2 of the Prior Agreement

Name:	Mark Butler

[AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF OLLIE’S BARGAIN OUTLET HOLDINGS, INC.]

EXHIBIT A

[FORM OF]

JOINDER AGREEMENT

TO

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This JOINDER AGREEMENT (this “Joinder Agreement”), dated as of             , 20[    ], and effective as of the date hereof, is made by and between Ollie’s Bargain Outlet Holdings, Inc., a Delaware corporation (the “Company”), and                      (the “New Stockholder”). Capitalized terms used but not otherwise defined herein are used as defined in the Stockholders Agreement (as defined below).

WHEREAS, the Company and the certain current Stockholders of the Company are each party to that certain that certain amended and restated stockholders agreement of the Company dated as of [            ], 2015 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”);

WHEREAS, as provided in the Stockholders Agreement, and subject to the terms thereof, new Stockholders may become parties to the Stockholders Agreement by executing a joinder agreement thereto;

WHEREAS, the Company desires the New Stockholder to be bound, and the New Stockholder desires to be bound, by the Stockholders Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The New Stockholder acknowledges receipt of a copy of the Stockholders Agreement and, after review and examination thereof, by executing this Joinder Agreement, agrees to be bound as of the date hereof by all covenants, agreements, restrictions and other terms and provisions contained in the Stockholders Agreement as a [CCMP] / [Butler] / [Management] Stockholder and shall have all of the rights and obligations of a [CCMP] / [Butler] / [Management] Stockholder thereunder.

2. This Joinder Agreement may be executed in two counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.

3. This Joinder Agreement and any claim or dispute arising out of or related hereto or the subject matter hereof (whether in contract, tort or otherwise) shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written.

The Company:

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

By:
Name:
Title:

The New Stockholder:

By:
Name:
Title:

EXHIBIT B

[FORM OF]

SPOUSAL CONSENT

This Spousal Consent is dated as of             , 20[    ],effective as of the date hereof, and is being delivered by                      (the “Consenting Spouse”) for the benefit of Ollie’s Bargain Outlet Holdings, Inc., a Delaware corporation (the “Company”) and all current and future Stockholders thereof. Capitalized terms used but not otherwise defined herein are used as defined in the Stockholders Agreement (as defined below).

WHEREAS, the Company and the certain current Stockholders (including the spouse of the Consenting Spouse) of the Company are each party to that certain amended and restated stockholders agreement as of [            ], 2015 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Stockholders Agreement”);

The Consenting Spouse hereby acknowledges that he or she is aware of, understands, and consents to the provisions of the foregoing Stockholders Agreement and their binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Stockholder for any reason shall not have the effect of removing any Shares subject to the foregoing Stockholders Agreement from the coverage thereof and that his or her awareness, understanding, consent, and agreement is evidenced by his or her signature below.

Printed Name:

EXHIBIT C

STOCKHOLDER REPRESENTATIONS

To induce the Company to issue the Shares to each Stockholder as herein provided, each Stockholder hereby makes the following representations and warranties to the Company, each and all of which shall be true and correct as of the date of this Agreement, and shall survive the execution and delivery of this Agreement. If in any respect such representations, agreements, and furnished information shall not be true and correct as to such Stockholder or shall not have been complied with by such Stockholder as of any date set forth in the preceding sentence, such Stockholder shall promptly give written notice of such fact to the Company and shall specify which representations, agreements, and furnished information are not true and correct or have not been complied with and the reasons therefor. Each Stockholder acknowledges that the CCMP Stockholders, and each respective member and Affiliate thereof, have relied and will rely upon the representations and agreements of, and information furnished by such Stockholder as set forth below:

•	Investment Intent. The Shares to be acquired by such Stockholder are being acquired for such Stockholder’s own account, not as a nominee or agent for any other Person and without a view to the distribution of such Shares or any interest therein in violation of the 1933 Act or any state securities laws.

•	Eligibility. Such Stockholder (i) is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the 1933 Act or, in the case of a Management Stockholder that is not an accredited investor, has informed the Company in a writing that such Management Stockholder is not an accredited investor, (ii) has (or, in the case of a trust, the trustee has) such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and (iii) is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Shares.

•	Receipt of Information. Such Stockholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares.

•	No Representations or Warranties. Such Stockholder further acknowledges that, except as provided in definitive written agreements among the parties hereto and the Company and its Affiliates, it is consummating the transactions contemplated hereby without any representation or warranty, express or implied, at law or in equity, by the Company, any CCMP Stockholder, or any of their respective officers, managers, employees, Affiliates, Subsidiaries or advisors, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the business of the Company and its Subsidiaries after the Closing Date in any manner, or (iii) the probable success or profitability of the business of the Company and its Subsidiaries after the Closing Date.

•	Prohibited Investment. The proposed acquisition of the Shares by such Stockholder will not result in a violation by such Stockholder of any United States federal, state, foreign or other laws, rules or regulations (including, without limitation, anti-money laundering laws, rules and regulations) applicable to such Stockholder and no capital contribution to the Company by such Stockholder will be derived from any illegal or illegitimate activities.

•	Prohibited Stockholders. Such Stockholder understands that federal regulations and executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.[1] Such Stockholder represents and warrants that it is not a Person named on an OFAC list, nor is such Stockholder a Person with whom dealings are prohibited under any OFAC regulation.

[1]	The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at www.treas.gov/ofac.